                                  AMERICA FIRST
                      REAL ESTATE INVESTMENT PARTNERS, L.P.


                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

                                    ARTICLE I

DEFINED TERMS...................................................................  1

                                   ARTICLE II

                    NAME, PLACE OF BUSINESS, PURPOSE AND TERM

Section 2.01.  Name.............................................................  6
Section 2.02.  Principal Office and Name and Address of Registered Agent
               and Registered Office............................................  6
Section 2.03.  Purpose..........................................................  7
Section 2.04.  Term.............................................................  7

                                   ARTICLE III

                              PARTNERS AND CAPITAL

Section 3.01.  General Partner..................................................  7
Section 3.02.  Limited Partners.................................................  7
Section 3.03.  Partnership Capital..............................................  8
Section 3.04.  Liability of Partners and Unit Holders...........................  8

                                   ARTICLE IV

              DISTRIBUTIONS OF CASH; ALLOCATIONS OF INCOME AND LOSS

Section 4.01.  Distributions of Net Operating Income............................  9
Section 4.02.  Distributions of Net Sale Proceeds and of Liquidation Proceeds...  9
Section 4.03.  Allocation of Income and Loss....................................  9
Section 4.04.  Determination of Allocations and Distributions Among
               Limited Partners and Unit Holders................................ 10
Section 4.05.  Capital Accounts................................................. 11
Section 4.06.  Rights to Distributions.......................................... 11
Section 4.07.  Limitation on Distributions...................................... 11

                                    ARTICLE V

              RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER

Section 5.01.  Management of the Partnership.................................... 11
Section 5.02.  Authority of the General Partner................................. 12
Section 5.03.  Authority of General Partner and Its Affiliates to Deal With
               the Partnership.................................................. 15
Section 5.04.  General Restrictions on Authority of the General Partner......... 16
Section 5.05.  Compensation and Fees............................................ 17
Section 5.06.  Duties and Obligations of the General Partner.................... 18
Section 5.07.  Delegation of Authority.......................................... 20


Section 5.08.  Other Activities................................................. 20
Section 5.09.  Limitation on Liability of the General Partner and
               Initial Limited Partner; Indemnification......................... 20
Section 5.10.  Special Amendments to the Agreement.............................. 21

                                   ARTICLE VI

                           CHANGES IN GENERAL PARTNERS

Section 6.01.  Withdrawal of General Partner.................................... 21
Section 6.02.  Admission of a Successor or Additional General Partner........... 21
Section 6.03.  Removal of a General Partner..................................... 22
Section 6.04.  Effect of Incapacity of a General Partner........................ 23

                                   ARTICLE VII

            TRANSFERABILITY OF UNITS AND LIMITED PARTNERS' INTERESTS

Section 7.01.  Free Transferability of Units.................................... 24
Section 7.02.  Restrictions on Transfers of Interests of Limited Partners
               Other Than the Initial Limited Partner........................... 25
Section 7.03.  Assignees of Limited Partners Other Than the Initial
               Limited Partner.................................................. 25
Section 7.04.  Joint Ownership of Interests..................................... 27

                                  ARTICLE VIII

                 DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

Section 8.01.  Events Causing Dissolution....................................... 27
Section 8.02.  Liquidation...................................................... 28

                                   ARTICLE IX

              BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS

Section 9.01.  Books and Records................................................ 29
Section 9.02.  Accounting Basis, Fiscal Year and Tax Elections.................. 29
Section 9.03.  Reports.......................................................... 29
Section 9.04.  Designation of Tax Matters Partner............................... 30
Section 9.05.  Expenses of Tax Matters Partner.................................. 30

                                    ARTICLE X

         MEETINGS AND VOTING RIGHTS OF LIMITED PARTNERS AND UNIT HOLDERS

Section 10.01. Meetings......................................................... 31
Section 10.02. Voting Rights of Limited Partners and Unit Holders............... 32
Section 10.03. Other Activities................................................. 33

                                   ARTICLE XI

 ASSIGNMENT OF LIMITED PARTNER INTERESTS TO UNIT HOLDERS AND RIGHTS OF UNIT HOLDERS

Section 11.01. Assignment of Limited Partner Interests to Unit Holders.......... 33
Section 11.02. Rights of Unit Holders........................................... 34
Section 11.03. Voting by the Initial Limited Partner on Behalf of Unit Holders.. 35
Section 11.04. Preservation of Tax Status....................................... 35

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

Section 12.01. Appointment of the General Partner as Attorney-in-Fact........... 36
Section 12.02. Signatures....................................................... 37
Section 12.03. Amendments....................................................... 37
Section 12.04. Binding Provisions............................................... 38
Section 12.05. Applicable Law................................................... 38
Section 12.06. Separability of Provisions....................................... 38
Section 12.07. Captions......................................................... 38
Section 12.08. Entire Agreement................................................. 38

SCHEDULE A CAPITAL CONTRIBUTIONS


               AMERICA FIRST REAL ESTATE INVESTMENT PARTNERS, L.P.

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP


     This Amended and Restated Agreement of Limited Partnership is made as of December 31, 2000, by and between America First Capital Source I L.L.C., as the general partner (the "General Partner"), and H/T Corp., as the initial limited partner (the "Initial Limited Partner"), who by joining in this Agreement agree to continue as partners in a limited partnership (the "Partnership") under the laws of the State of Delaware.

                                   ARTICLE I

                                  DEFINED TERMS

     The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I. The singular shall include the plural and the masculine gender shall include the feminine and neuter gender, and vice versa, as the context requires.

     "ACCOUNTANTS" means such nationally recognized firm of independent public accountants as shall be engaged from time to time by the General Partner on behalf of the Partnership.

     "ACQUISITION FEE" means the fee paid by the Partnership to the General Partner pursuant to Section 5.05(b) hereof in connection with the identification, evaluation and acquisition of New Assets by the Partnership.

     "ACT" means the Delaware Revised Uniform Limited Partnership Act, which consists of Title 6, Chapter 17 of the Delaware Code Annotated, as it may be amended or revised from time to time, or any other provision of Delaware law which may, from time to time, supersede part or all of the Delaware Revised Uniform Limited Partnership Act.

     "ADMINISTRATIVE FEE" means the fee paid by the Partnership to AFCSI pursuant to Section 5.05(c) hereof for the administration of the Partnership and its assets.

     "AFCSI" means America First Capital Source I L.L.C., a Delaware limited liability company, the general partner of the Partnership.

     "AFFILIATE" means, when used with reference to a specified Person, (a) any Person who directly or indirectly controls or is controlled by or is under common control with the specified Person, (b) any Person who is (or has the power to designate) an officer of, general partner in or trustee of, or serves (or has the power to designate a person to serve) in a similar capacity with respect to, the specified Person, or of which the specified Person is an officer, general partner or trustee, or with respect to which the specified Person serves in a similar capacity, and (c) any Person who, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities. An Affiliate of the Partnership or the

General Partner does not include any member of the General Partner if such Person is not otherwise an Affiliate of the Partnership or the General Partner.

     "AGREEMENT" means this Amended and Restated Agreement of Limited Partnership of the Partnership, as originally executed and as amended from time to time.

     "BANKRUPTCY" or "BANKRUPT" as to any Person means the filing of a petition for relief by such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or like provision of law or insolvency of such Person as finally determined by a court proceeding. With respect to a General Partner, the foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 17-402(a)(4) and
(5) of the Act.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which banking institutions in either New York, New York or Omaha, Nebraska are obligated by law or executive order to be closed.

     "CAPITAL ACCOUNT" means the capital account of a Partner or a Unit Holder as described in Section 4.05 hereof.

     "CAPITAL CONTRIBUTION" means the total amount contributed to the capital of the Partnership by or on behalf of all Partners or any class of Partners or by any one Partner, as the context may require, as discussed in Article III hereof.

     "CAP SOURCE I" means Capital Source L.P., a Delaware limited partnership.

     "CAP SOURCE II" means Capital Source II L.P.-A, a Delaware limited partnership.

     "CAUSE" means conduct which constitutes fraud, gross negligence, willful misconduct or breach of duty under this Agreement.

     "CERTIFICATE" means the certificate of limited partnership filed pursuant to Section 17-201 of the Act.

     "CODE" means the Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of succeeding law.

     "CONSENT" means either the consent given by a vote at a meeting called and held in accordance with the provisions of Section 10.01 hereof or the written consent, as the case may be, of a Person to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require. Consent given after the act or thing is done with respect to which the Consent is solicited shall be deemed to relate back to the date such act or thing was done.

     "COUNSEL" means the law firm representing the General Partner in connection with the operation of the Partnership or the law firm, if any, selected by the General Partner to represent the Partnership.

     "DISTRIBUTION DATE" means a Business Day selected by the General Partner for the distribution of Net Operating Income or Net Sale Proceeds with respect to a Distribution Period, which Business Day shall be no later than 60 days following the last day of the Distribution Period to which such Distribution Date relates.

     "DISTRIBUTION PERIOD" means the period of time selected by the General Partner for which the distribution of Net Operating Income or Net Sale Proceeds is made, which period may be no longer than six calendar months.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "GENERAL PARTNER" means AFCSI or any Person or Persons who, at the time of reference thereto, have been admitted to the Partnership as general partners of the Partnership and who succeed to the Partnership Interest of AFCSI or as additional general partners of the Partnership, in each such Person's capacity as a general partner of the Partnership.

     "GNMA" or "GNMAs" means the mortgage-backed securities owned by the Prior Partnerships immediately before the Merger Date that are guaranteed as to principal and interest by the United States Government National Mortgage Association or first mortgage loans insured by the Federal Housing Administration.

     "INCAPACITY" or "INCAPACITATED" means, as to any Person, death, the adjudication of incompetency or insanity, Bankruptcy, dissolution, termination, withdrawal pursuant to Section 6.01 or removal pursuant to Section 6.03, as the case may be, of such Person.

     "INCOME" means the taxable income and gain of the Partnership as determined in accordance with the Partnership's method of accounting and computed under
Section 703 of the Code and any item of taxable income required to be separately stated on the Partnership's federal income tax return pursuant to Section 703(a)(1) of the Code.

     "INITIAL LIMITED PARTNER" means H/T Corp., a Delaware corporation, or any Person or Persons who, at the time of reference thereto, have been admitted to the Partnership, with the consent of the General Partner, as limited partners of the Partnership and who succeed to the Limited Partner Interest of H/T Corp.

     "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

     "LIMITED PARTNER" means any Person who is a limited partner of the Partnership, including the Initial Limited Partner, at the time of reference thereto, in such Person's capacity as a limited partner of the Partnership. A Unit Holder is not a Limited Partner and has no right to be admitted to the Partnership as a Limited Partner. For purposes of the Act, the Limited Partners shall constitute a single class or group of limited partners.

     "LIMITED PARTNER INTEREST" means the Partnership Interest held by a Limited Partner, including the Limited Partner Interests assigned to Unit Holders.

     "LIQUIDATION PROCEEDS" means all cash receipts of the Partnership (other than Operating Income and Sale Proceeds) arising from the liquidation of the Partnership's assets in the course of the winding up of the Partnership.

     "LOSS" means taxable losses of the Partnership, as determined in accordance with the Partnership's method of accounting and computed under Section 703 of the Code, any item of loss or expense required to be separately stated on the Partnership's federal income tax return pursuant to Section 703(a)(1) of the Code and any expenditures of the Partnership not deductible in computing its taxable income and not properly treated as a capital expenditure.

     "MERGER" means the merger of the Partnership and the Prior Partnerships pursuant to the Merger Agreement.

     "MERGER AGREEMENT" means the Agreement of Merger, dated as of June 30, 2000, among the Partnership and the Prior Partnerships pursuant to which the Partnership and the Prior Partnerships will be merged in accordance with the provisions of the Act with the Partnership being the surviving partnership.

     "MERGER DATE" means the effective date of the merger of the Partnership and the Prior Partnerships specified in the Merger Agreement.

     "NET OPERATING INCOME" means, with respect to any Distribution Period, all Operating Income received by the Partnership during such Distribution Period, plus any amounts previously set aside as Reserves from Operating Income which the General Partner releases from Reserves as being no longer necessary to hold as part of Reserves, less (a) expenses of the Partnership (including fees and reimbursements paid to the General Partner but excluding any expenses of the Partnership which are directly attributable to the sale of a Property) paid from Operating Income during the Distribution Period (other than operating expenses paid from previously established Reserves), (b) all cash payments made from Operating Income during such Distribution Period to discharge Partnership indebtedness, and (c) all amounts from Operating Income set aside as Reserves or used to acquire additional Properties during such Distribution Period.

     "NET SALE PROCEEDS" means, with respect to any Distribution Period, all Sale Proceeds received by the Partnership during such Distribution Period, plus any amounts previously set aside as Reserves from Sale Proceeds which the General Partner releases from Reserves as being no longer necessary to hold as part of Reserves, less (a) all expenses of the Partnership which are directly attributable to the sale of a Property, (b) all cash payments made from Sale Proceeds during such Distribution Period to discharge Partnership indebtedness and (c) all amounts from Sale Proceeds set aside as Reserves or used to acquire additional Properties during such Distribution Period or held by the Partnership to acquire additional Properties in future Distribution Periods.

     "NEW ASSETS" means any and all Properties and Securities acquired by the Partnership after the Merger Date.

     "NOTICE" means a writing, containing the information required by this Agreement to be communicated to any Person, personally delivered to such Person or sent by registered, certified or regular mail, postage prepaid, to such Person at the last known address of such Person.

     "OPERATING INCOME" means all cash receipts of the Partnership with respect to any period (including any interest payments received on Original Assets) except for (a) Capital Contributions, (b) Sale Proceeds or (c) the proceeds of any loan to the Partnership or the refinancing of any loan.

     "OPERATING PARTNERSHIPS" means the limited partnerships in which the Partnership is a partner that own real estate of the type described in Section
2.03 hereof.

     "ORIGINAL ASSETS" means the assets contributed to the Partnership on the Merger Date.

     "PARTNER" means the General Partner or any Limited Partner.

     "PARTNERSHIP" means the limited partnership continued by this Agreement and known as "America First Real Estate Investment Partners, L.P.," as said limited partnership may from time to time be constituted.

     "PARTNERSHIP INTEREST" means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled under this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and the Act.

     "PERSON" means any individual, partnership, corporation, trust, association or other legal entity.

     "PREDECESSOR LIMITED PARTNER" means a limited partner in a Prior
Partnership.

     "PRIOR GENERAL PARTNER" means a general partner of a Prior Partnership.

     "PRIOR PARTNERSHIP" or "PRIOR PARTNERSHIPS" means Cap Source I and/or Cap Source II.

     "PROPERTY" or "PROPERTIES" means the real property, including land and the buildings thereon, in which the Partnership holds an ownership interest, either directly or indirectly, including interests in Operating Partnerships, participating loans and joint ventures.

     "QUARTERLY RECORD DATE" means the last day of a calendar quarter.

     "REGULATIONS" means the United States Treasury Regulations promulgated or proposed under the Code.

     "REIT" means the classification for federal tax purposes as a real estate investment trust pursuant to Part II, Subchapter M of Chapter 1 of Subtitle A of the Code, as now enacted or hereafter amended, including successor statutes and regulations promulgated thereunder.

     "RESERVE" means such amount of funds as shall be withheld from Operating Income or Sale Proceeds by the General Partner from time to time in order to provide working capital for the Partnership and which may be used for any purpose relating to the operation of the Partnership and its Properties, including the acquisition of additional Properties.

     "SALE PROCEEDS" means all amounts received by the Partnership upon the sale of a Property or other Partnership asset or from the repayment of all or a portion of the principal of any Original Asset.

     "SCHEDULE A" means the schedule, as amended from time to time, of Partners' names, addresses and Capital Contributions, which schedule, in its initial form, is attached to and made a part of this Agreement.

     "SECURITY" or "SECURITIES" means a debt or equity security issued by an entity that is a REIT or other entity that engages in a similar business that invests in or otherwise deals with real estate assets.

     "TAX MATTERS PARTNER" means the Partner designated as the Tax Matters Partner of the Partnership by the General Partner pursuant to Section 9.04.

     "UNIT" means a Limited Partner Interest which is credited to the Initial Limited Partner on the books and records of the Partnership and assigned by the Initial Limited Partner to a Unit Holder.

     "UNIT HOLDER" means any Person who has been assigned one or more Limited Partner Interests by the Initial Limited Partner pursuant to Section 11.01. A Unit Holder is not a Limited Partner and will have no right to be admitted as a Limited Partner.

                                   ARTICLE II

                    NAME, PLACE OF BUSINESS, PURPOSE AND TERM

     SECTION 2.01. NAME. The Partners have caused the formation of a limited partnership pursuant to the Act under the name of "America First Real Estate Investment Partners, L.P." The Partners and Unit Holders have entered into this Agreement in order to set forth their respective rights and liabilities as such, subject to the provisions of the Act unless otherwise provided herein.

     SECTION 2.02. PRINCIPAL OFFICE AND NAME AND ADDRESS OF REGISTERED AGENT AND REGISTERED OFFICE. The address of the principal office and place of business of the Partnership, unless hereafter changed by the General Partner, shall be 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102. Notification of any change in the Partnership's principal office and place of business shall be promptly given by the General Partner to the Limited Partners and Unit Holders. The name and address of the initial registered agent and registered office of the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent and registered office may be changed by the General Partner.

     SECTION 2.03. PURPOSE. The purpose of the Partnership is to acquire, hold, operate, sell and otherwise deal with multifamily residential properties and other types of commercial real estate and interests therein, and to acquire, hold, sell and otherwise deal with Securities. The Partnership will pursue its purpose in order (a) to preserve and protect the Partnership's capital and (b) to provide regular cash distribution to the Unit Holders.

     SECTION 2.04. TERM. The Partnership began on the date of the filing of the Certificate and shall continue in full force and effect until December 31, 2039 or until sooner dissolved pursuant to the provisions of this Agreement.

                                  ARTICLE III

                              PARTNERS AND CAPITAL

     SECTION 3.01. GENERAL PARTNER.

          (a) The name, address and Capital Contribution of the General Partner are set forth in Schedule A. The General Partner, as such, shall not be required to make any additional Capital Contribution to the Partnership, except as provided in paragraph (b) of this Section 3.01.

          (b) Upon the dissolution of the Partnership, the General Partner will contribute to the Partnership an amount equal to the lesser of (i) any deficit balance in its Capital Account or (ii) the excess of (A) 1.01% of the total Capital Contributions of the Limited Partners to the Partnership (including the Capital Contribution of the Initial Limited Partner made on behalf of the Unit Holders) over (B) the amount of total Capital Contributions made by the General Partner to the Partnership.

     SECTION 3.02. LIMITED PARTNERS.

          (a) The name, address and Capital Contribution of the Initial Limited Partner are as set forth in Schedule A. The Initial Limited Partner, for federal income tax purposes, will be deemed the nominee holder of the Limited Partner Interests on behalf of the Unit Holders. A Unit Holder will be deemed a limited partner of the Partnership for federal income tax purposes, but not for purposes of the Act. Upon consummation of the Merger, the Partnership shall be deemed a continuation of Cap Source I for federal income tax purposes. In addition, as a result of the Merger, the Predecessor Limited Partners of Cap Source I shall be deemed to have contributed their interests therein to the Partnership in exchange for Units in accordance with the principles set forth in Revenue Ruling 84-52, regarding partnership conversions. Further, Cap Source II shall be deemed to have transferred its assets to the Partnership in exchange for Units. The Capital Contribution of the Initial Limited Partner attributable to Cap Source II shall be deemed to equal the fair market value of the assets of Cap Source II. The Capital Contribution of the Initial Limited Partner attributable to the Predecessor Limited Partners of Cap Source I shall be deemed to equal the fair market value of the assets of Cap Source I. Moreover, to the extent it deems necessary, the General Partner shall have the authority to adjust the Capital Accounts of the Predecessor Limited Partners of Cap Source I to reflect the fair market value of its assets immediately prior to the Merger in accordance with the requirements of Treasury Regulation 1.704-1(b)(2)(iv)(f).

          (b) Neither the Initial Limited Partner nor the Unit Holders shall be required to make any additional Capital Contribution to the Partnership. No Limited Partner or Unit Holder shall be required to lend any funds to the Partnership. Other than to serve as Initial Limited Partner and to acquire, hold and dispose of a Limited Partner Interest, the Initial Limited Partner shall have no other business purpose and shall not engage in any other activity or incur any debts. The Initial Limited Partner agrees not to amend its articles of incorporation with respect to the incurrence of debt without the written Consent of a majority in interest of the Unit Holders.

     SECTION 3.03. PARTNERSHIP CAPITAL.

          (a) No Partner or Unit Holder shall be paid interest on any Capital Contribution.

          (b) Except as specifically provided in Section 6.03, the Partnership shall not be required to redeem or repurchase any Partnership Interest or Unit and no Partner or Unit Holder shall have the right to withdraw, or receive any return of, his Capital Contribution. Under circumstances requiring a return of any Capital Contribution, no Limited Partner or Unit Holder will have the right to receive property other than cash.

          (c) No Limited Partner or Unit Holder shall have any priority over any other Limited Partner or Unit Holder as to the return of his Capital Contribution or as to distributions.

          (d) The General Partner shall have no liability for the repayment of the Capital Contributions of the Limited Partners or the Unit Holders.

     SECTION 3.04. LIABILITY OF PARTNERS AND UNIT HOLDERS. The liability of any Limited Partner or Unit Holder for the losses, debts, liabilities and obligations of the Partnership shall, so long as the Limited Partner or Unit Holder complies with Section 5.01(b), be limited to his Capital Contribution and his share of any undistributed Income of the Partnership. Notwithstanding the foregoing, it is possible that, under applicable law, a Limited Partner or Unit Holder may be liable to the Partnership to the extent of previous distributions made to such Limited Partner or Unit Holder in the event the Partnership does not have sufficient assets to discharge liabilities to its creditors who extended credit or whose claims arose prior to such distributions. To the extent that the Initial Limited Partner is required by law to return any distributions or repay any amount, each Unit Holder who has received any portion of such distributions agrees, by virtue of accepting such distribution, to pay his proportionate share of such amount to the Initial Limited Partner immediately upon Notice by the Initial Limited Partner to such Unit Holder. In lieu of requiring return of such distributions from Unit Holders, the General Partner may withhold future distributions of Net Operating Income, Net Sale Proceeds or Liquidation Proceeds until the amount so withheld equals the amount of the distributions the Initial Limited Partner is required to repay or return regardless of whether the Unit Holders entitled to receive such distribution were the same Unit Holders who actually received the distribution required to be returned. In the event that the Initial Limited Partner is determined to have unlimited liability for losses, debts, liabilities and obligations of the Partnership, nothing set forth in this Section shall be construed to require Unit Holders to assume any portion of such liability.

                                   ARTICLE IV

              DISTRIBUTIONS OF CASH; ALLOCATIONS OF INCOME AND LOSS

     SECTION 4.01. DISTRIBUTIONS OF NET OPERATING INCOME. On each Distribution Date, all Net Operating Income will be distributed 99% to the Limited Partners and Unit Holders as a class and 1% to the General Partner.

     SECTION 4.02. DISTRIBUTIONS OF NET SALE PROCEEDS AND OF LIQUIDATION
PROCEEDS.

          (a) On each Distribution Date, all amounts representing Net Sale Proceeds will be distributed 99% to the Limited Partners and Unit Holders as a class and 1% to the General Partner.

          (b) All Liquidation Proceeds shall be applied and distributed in the following amounts and order of priority:

               (i) to the payment of the amounts and the establishment of the reserves provided for in Section 8.02(b);

               (ii) to the Partners and Unit Holders in accordance with the positive balances in their respective Capital Accounts until such accounts are reduced to zero; and

               (iii) then 99% to the Limited Partners and Unit Holders as a class and 1% to the General Partner.

     SECTION 4.03. ALLOCATION OF INCOME AND LOSS.

          (a) Income and Loss shall be determined in accordance with the accounting methods followed by the Partnership for federal income tax purposes. For purposes of determining the Income, Loss, tax credits or any other items allocable to any period, Income, Loss, tax credits and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under
     Section 706 of the Code and the Regulations thereunder. An allocation to a Partner or Unit Holder of a share of Income or Loss under this Section 4.03 shall be treated as an allocation to such Partner or Unit Holder of the same share of each item of income, gain, loss, deduction and credit that is taken into account in computing such Income and Loss.

          (b) Subject to the provisions of Sections 4.03(c) and (d) and 5.04(j), Income and Loss for each Distribution Period shall be allocated 1% to the General Partner and 99% to the Limited Partners and the Unit Holders as a class.

          (c) Notwithstanding any provision hereof to the contrary, if any Partners have deficit Capital Account balances as of the last day of any fiscal year, then all items of Income for such fiscal year shall be first allocated pro rata to such Partners in the amount and in the manner necessary to eliminate such deficit Capital Account balances and thereafter in such a manner so that the ratio of the Capital Account balances of the Limited Partners and Unit Holders as a class to the Capital Account balance of the General Partner shall be 99 to 1.

          (d) Notwithstanding any other provision of this Agreement, all allocations of Income and Loss shall be subject to and interpreted in accordance with Section 704 of the Code to the extent applicable. The foregoing allocations are intended to comply with Section 704 of the Code and the Regulations promulgated thereunder and shall be interpreted consistently therewith. The General Partner may amend such allocations without the vote or consent of the Partners or the Unit Holders to make the allocations comply with Section 704 of the Code and the Regulations promulgated thereunder.

     SECTION 4.04. DETERMINATION OF ALLOCATIONS AND DISTRIBUTIONS AMONG LIMITED PARTNERS AND UNIT HOLDERS.

          (a) As of each Quarterly Record Date during the term of the Partnership, a determination shall be made of the amount of Income and Loss which, under the Partnership's method of accounting, is properly attributable to the quarter to which such Quarterly Record Date relates and which was allocable to the Limited Partners and Unit Holders as a class in accordance with Section 4.03.

          (b) As of the last day of each Distribution Period during the term of the Partnership, a determination shall be made of the amount of Net Operating Income and Net Sale Proceeds available to the Partnership during such Distribution Period which was allocated for distribution to the Limited Partners and Unit Holders in accordance with Sections 4.01 and 4.02; provided, however, that the General Partner may elect to make the determination under this Section 4.04(b) as of each Quarterly Record Date.

          (c) All allocations to the Limited Partners and Unit Holders as a class pursuant to Section 4.03 shall be made on a quarterly basis among the Limited Partners or Unit Holders who held of record a Limited Partner Interest or Unit as of the Quarterly Record Date in the ratio that (i) the number of Limited Partner Interests or Units held of record by each such Limited Partner or Unit Holder as of the Quarterly Record Date bears to
     (ii) the aggregate number of Limited Partner Interests and Units outstanding on each such Quarterly Record Date.

          (d) Net Operating Income and Net Sale Proceeds will be allocated to the Limited Partners or Unit Holders of record on the last day of the Distribution Period (or, if the General Partner so elects, on each Quarterly Record Date during such Distribution Period) in the ratio that
     (a) the number of Limited Partner Interests or Units owned of record by each such Limited Partner or Unit Holder on each such date bears to (b) the number of Limited Partner Interests or Units outstanding on such date.

     SECTION 4.05. CAPITAL ACCOUNTS. A separate Capital Account shall be maintained and adjusted for each Partner in accordance with the Code and the Regulations. Each Partner's Capital Account balance initially shall be equal to its respective Capital Contributions and thereafter shall be increased by the amount of all cash and the fair market value of all property actually or deemed contributed by a Partner to the Partnership and all items of Income allocated to such Partner and decreased by (i) the amount of cash or fair market value of all actual and deemed distributions of cash or property made to such Partner, and
(ii) all items of Loss allocated to such Partner.

     The Initial Limited Partner's Capital Account attributable to Cap Source I shall be subdivided into separate Capital Accounts for the Unit Holders that were Predecessor Limited Partners of Cap Source I in the same proportions as their capital accounts in Cap Source I. The remainder of the Initial Limited Partner's Capital Account balance shall be subdivided into separate Capital Accounts for Unit Holders that were Predecessor Limited Partners in Cap Source II in the same proportions as their capital accounts in Cap Source II. Any items credited or charged to the Unit Holders shall be reflected in the Capital Account of the Initial Limited Partner and in the sub-accounts reflecting the interest of each Unit Holder. Any Person who acquires a Limited Partner Interest or a Unit from a Limited Partner or Unit Holder shall have a Capital Account equal to the Capital Account of the Limited Partner or Unit Holder from which such Limited Partner Interest or Unit was acquired.

     SECTION 4.06. RIGHTS TO DISTRIBUTIONS. Each holder of Partnership Interests and Units shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, his Capital Contributions and his share of Net Operating Income, Net Sale Proceeds and Liquidation Proceeds and, except as provided in Section 3.01(b), shall have no recourse therefor, upon dissolution or otherwise, against the General Partner or the Initial Limited Partner. No Partner or Unit Holder shall have any right to demand or receive property other than cash upon dissolution of the Partnership. All distributions pursuant to this Article IV are subject to the provisions of Section 3.04.

     SECTION 4.07. LIMITATION ON DISTRIBUTIONS. Notwithstanding anything to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner or Unit Holder on account of his or its interest in the Partnership if such distribution would violate the Act or other applicable law.

                                   ARTICLE V

              RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER

     SECTION 5.01. MANAGEMENT OF THE PARTNERSHIP.

          (a) The General Partner, within the authority granted to it under this Agreement, shall have full, complete and exclusive discretion to manage and control the business of the Partnership and to carry out the purposes of the Partnership. In so doing, the General Partner shall use its best efforts to take all actions necessary or appropriate to protect the interests of the Limited Partners and the Unit Holders. All decisions made for and on behalf of the Partnership by the General Partner shall be binding upon the

     Partnership. Except as otherwise provided in the Act and this Agreement, the General Partner shall have all the rights and powers and shall be subject to all the restrictions and liabilities of a partner in a partnership without limited partners.

          (b) No Limited Partner or Unit Holder shall take part in the management or control of the business of the Partnership or transact any business in the name of the Partnership. No Limited Partner or Unit Holder shall have the power or authority to bind the Partnership or to sign any agreement or document in the name of the Partnership. No Limited Partner or Unit Holder shall have any power or authority with respect to the Partnership except insofar as the vote or Consent of the Limited Partners or Unit Holders shall be expressly required or permitted by this Agreement.

          (c) The Partnership may merge with, or consolidate into, another Delaware limited partnership or other business entity (as defined in Section 17-211(a) of the Act) upon the approval by the General Partner and a majority in interest of the Limited Partners (it being understood that the Initial Limited Partner shall act at the direction of the Unit Holders). In accordance with Section 17-211 of the Act (including Section 17-211(g)), notwithstanding anything to the contrary contained in this Agreement, an agreement of merger or consolidation approved by the General Partner and a majority in interest of the Limited Partners (it being understood that the Initial Limited Partner shall act at the direction of the Unit Holders) may (i) effect any amendment to this Agreement, or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the surviving or resulting limited partnership of the merger or consolidation. Any amendment to this Agreement or adoption of a new partnership agreement made pursuant to the foregoing sentence shall be effective at the effective time or date of the merger or consolidation. For purposes of any vote required by the Limited Partners in connection with any merger or consolidation, the Limited Partners shall be treated for purposes of voting as a single class of limited partners. The provisions of this Section 5.01(c) shall not be construed to limit the accomplishment of a merger by any other means otherwise permitted by law.

     SECTION 5.02. AUTHORITY OF THE GENERAL PARTNER.

          (a) Subject to Sections 5.03 and 5.04, but otherwise without in any way limiting the power and authority conferred on the General Partner by
     Section 5.01(a), the General Partner, for and in the name and on behalf of the Partnership, is hereby authorized:

               (i) to negotiate for and enter into agreements to acquire, hold, operate, sell and otherwise deal with the Properties and Securities, including the Original Assets, at such prices and upon such terms as it determines in its sole discretion, including holding such Properties through special purpose corporations or other entities as may be required by a rating agency or a lender in connection with the refinancing of a Property;

               (ii) to acquire by purchase, lease, exchange or otherwise any real or personal property to be used in connection with the business of the Partnership;

          provided, however, that no property may be acquired from the General Partner except for goods and services provided subject to the restrictions of Section 5.03;

               (iii) to borrow money and issue evidences of indebtedness and to secure the same by a pledge, lien, mortgage or other encumbrance on any assets of the Partnership and to apply the proceeds of such borrowing to the acquisition of Properties or such other proper Partnership purpose as the General Partner shall determine in its sole discretion;

               (iv) to employ agents, accountants, attorneys, consultants and other Persons that are necessary or appropriate to carry out the business and operations of the Partnership and to pay fees, expenses and other compensation to such Persons; provided, that if such Persons are Affiliates of the General Partner, the terms of such employment shall be subject to the restrictions of Section 5.03;

               (v) to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Partnership;

               (vi) except as otherwise expressly provided herein, to determine the appropriate accounting method or methods to be used by the Partnership;

               (vii) except as prohibited by this Agreement, to cause the Partnership to make or revoke any of the elections referred to in the Code or any similar provisions enacted in lieu thereof, including, but not limited to, those elections provided for in Code Sections 108, 709 and 1017;

               (viii) to amend the Certificate or this Agreement to reflect the addition or substitution of Partners accomplished in accordance with this Agreement and to amend this Agreement as provided in Section 12.03;

               (ix) to deal with, or otherwise engage in business with, or provide services to and receive compensation therefor from, any Person who has provided or may in the future provide any services to, lend money to, sell property to or purchase property from the General Partner or any of its Affiliates;

               (x) to obtain loans from the General Partner or its Affiliates, provided that the requirements of Section 5.03(d)(iii) are met;

               (xi) to establish and maintain the Reserve in such amounts as it deems appropriate from time to time and to increase, reduce or eliminate the Reserve as it deems appropriate from time to time;

               (xii) to invest all funds not immediately needed in the operation of the business including, but not limited to, (A) Capital Contributions, (B) the Reserves or (C) Net Operating Income and Net Sale Proceeds prior to their distribution to the Partners and Unit Holders;

               (xiii) to acquire Units for the account of the Partnership in the secondary trading market, provided that the Units are listed on the NASDAQ Stock Market or a national securities exchange, and to cause such Units to be cancelled;

               (xiv) to engage in any kind of activity and to enter into, perform and carry out contracts of any kind necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership;

               (xv) to cause the elimination of the mortgage insurance on the Prior Partnerships' mortgage loans insured by GNMA or FHA;

               (xvi) to issue additional Units or other debt or equity securities;

               (xvii) to purchase and hold equity or debt securities issued by REITs;

               (xviii) to enter into joint ventures or other similar business arrangements with other Persons or Affiliates of the General Partners; and

               (xix) to invest any cash or cash equivalents of the Partnership in a manner such that the Partnership, if incorporated, would not be characterized as an investment company, as set forth in Section 351(e) of the Code or as set forth in the Investment Company Act.

          (b) With respect to all of its obligations, powers and responsibilities under this Agreement, the General Partner is authorized to execute and deliver, for and on behalf of the Partnership, such notes and other evidences of indebtedness, contracts, trust instruments, agreements, assignments, deeds, loan agreements, mortgages, deeds of trust, leases and such other documents as it deems proper, all on such terms and conditions as it deems proper.

          (c) No Person dealing with the General Partner shall be required to determine the General Partner's authority to enter into any contract, agreement or undertaking on behalf of the Partnership or to determine any facts or circumstances bearing upon the existence of such authority. Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner as to:

               (i) the identity of the General Partner or any Unit Holder or Limited Partner;

               (ii) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or are in any other manner germane to the affairs of the Partnership;

               (iii) the Persons who are authorized to execute and deliver any instrument or document by or on behalf of the Partnership; or

               (iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

     SECTION 5.03. AUTHORITY OF GENERAL PARTNER AND ITS AFFILIATES TO DEAL WITH THE PARTNERSHIP.

          (a) The General Partner and its Affiliates may, and shall have the right to, provide goods and services to the Partnership (including the right to act as property manager of a Property), subject to the conditions set forth in Section 5.03(b).

          (b) The General Partner and its Affiliates shall have the right to provide goods and services to the Partnership as long as (i) such goods and services are reasonable for and necessary to the Partnership and are actually furnished to the Partnership, (ii) the price paid for the goods and services by the Partnership do not exceed the competitive rate charged by unaffiliated persons rendering similar services in the same geographic location and (iii) the provision of such goods and services in all other respects meets the requirements of Section 5.03(c) and (d).

          (c) Any payment made to the General Partner or any Affiliate for goods and services provided to the Partnership shall be fully disclosed to all Limited Partners and Unit Holders in the reports required under this Agreement.

          (d) The General Partner is prohibited from entering into any agreements, contracts or arrangements on behalf of the Partnership with the General Partner or any Affiliate of the General Partner under which:

               (i) the General Partner or any Affiliate shall be given an exclusive right to sell, or exclusive employment to sell, a Property;

               (ii) the Partnership lends money to the General Partner; or

               (iii) the General Partner or any Affiliate of the General Partner makes a loan to the Partnership which provides for a prepayment penalty or provides for an interest rate or other finance charges and fees which are in excess of amounts charged by unrelated banks or other financial institutions on comparable loans, made for the same purpose and in the same locality, to the Partnership.

          (e) Notwithstanding any provisions of this Section 5.03, neither the General Partner nor any of its Affiliates shall:

               (i) receive any rebate or give-up, or participate in any reciprocal arrangement, which would circumvent the provisions of this
          Section 5.03; or

               (ii) receive any compensation for providing insurance brokerage services to the Partnership; or

               (iii) charge the Partnership for, or take from any other Person, any property management or real estate brokerage fee with respect to Partnership property or assets, except as provided in Section 5.05(d).

          (f) The Partnership may sell assets or securities to or buy assets or securities from Affiliates of the General Partner, provided such assets or securities are sold or purchased, as the case may be, for fair market value.

     SECTION 5.04. GENERAL RESTRICTIONS ON AUTHORITY OF THE GENERAL PARTNER. In exercising management authority and control of the Partnership, the General Partner, on behalf of the Partnership and in furtherance of the business of the Partnership, shall have the authority to perform all acts which the Partnership is authorized to perform. However, the General Partner shall not have any authority to:

          (a) perform any act in violation of this Agreement or any applicable law or regulation thereunder;

          (b) do any act required to be approved or ratified by the Limited Partners under the Act without the Consent of the Limited Partners or the Unit Holders, unless the right to do so is expressly otherwise given in this Agreement;

          (c)  borrow money from the Partnership;

          (d) possess Partnership property, or assign the Partnership's rights in specific Partnership property, for other than a Partnership purpose;

          (e) admit a Person as a General Partner, except as provided in this Agreement;

          (f) admit a Person as a Limited Partner, except as provided in this Agreement;

          (g)  underwrite the securities of other issuers;

          (h) do any act which would make it impossible to carry on the ordinary business of the Partnership;

          (i) knowingly perform any act that would subject any Limited Partner or Unit Holder to liability as a general partner in any jurisdiction;

          (j) allocate any Income or Loss (or any item thereof) to any Partner or Unit Holder in a manner that would cause the allocations of Income or Loss (or any item thereof) provided for in Article IV hereof to fail to comply with Section 704(b) of the Code and the Regulations promulgated thereunder;

          (k)  confess a judgment against the Partnership;

          (l) engage in a transaction or an activity that would cause the Partnership under Section 7704(c)(2) to be characterized as a regulated investment company under Section 851(a) of the Code if it were a domestic corporation;

          (m)  engage in a transaction or an activity that would cause, under
     Section 7704(d) of the Code, the Partnership to derive interest income from the conduct of an insurance business or a financial business;

          (n) engage in a transaction or an activity that would cause, with respect to any taxable years of the Partnership, less than 90% of the Partnership's gross income to be derived from the sources set forth in
     Section 7704(d) of the Code;

          (o) engage in any transaction or activity that would cause the Partnership, in any taxable year, to have less than 90% of its gross income consist of qualifying income, as defined in Section 7704(d) of the Code;

          (p) make loans to the Partnership or accept loans on behalf of the Partnership from the General Partner or any Affiliates of the General Partner, except as provided in Section 5.03(d)(iii);

          (q) amend this Agreement, except to the extent the right to amend this Agreement is expressly provided for in other provisions of this Agreement;

          (r) sell substantially all of the assets of the Partnership in one transaction or in a series of transactions without the consent of a majority in interest of the Limited Partners (it being understood that the Initial Limited Partner shall act at the direction of the Unit Holders); or

          (s) cause the Partnership to be regulated as an investment company by the Investment Company Act.

     SECTION 5.05. COMPENSATION AND FEES.

          (a) Except as provided in this Agreement, the General Partner will receive no compensation from the Partnership.

          (b) The Partnership will pay the General Partner an Acquisition Fee in connection with the identification, evaluation and acquisition of New Assets and the financing thereof in an amount equal to 1.25% of the aggregate purchase price paid by the Partnership for such New Asset. The Acquisition Fee with respect to an acquisition of a New Asset will be payable at the time of the closing of the acquisition. The Acquisition Fee will be treated as a guaranteed payment under Section 707(c) of the Code.

          (c) The Partnership will pay the General Partner an Administrative Fee in connection with the ongoing administration of the business of the Partnership in an amount equal to 0.50%, per annum, of the sum of (i) the fair market value on the Merger Date of the Original Assets that are then still owned by the Partnership, plus (ii) the purchase price paid by the Partnership for New Assets that are then held by the Partnership. The first $100,000 of the Administrative Fee shall be payable each year, with the balance payable only during years that funds from operations ("FFO"), calculated before Administrative Fees, exceeds 7% of the Unit Holders' average capital for that year. FFO represents net income (or loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustments for unconsolidated partnerships and joint ventures. The Unit Holders' average capital shall be computed by taking an average of the Partners' Capital balance attributable to the Unit Holders from the Partnership's balance sheet at the end of each of the fiscal quarters for that year. Such Administrative Fee will be payable on a monthly basis.

          (d) The Partnership may pay an Affiliate of the General Partner a reasonable property management fee in connection with the management of the Properties. The property management fee paid with respect to any Property will be subject to the provisions of Section 5.03 and may not exceed 5% of the gross revenues of such Property (in the case of residential property) or 6% or the gross revenues of such Property (in the case of industrial or commercial property); provided, however, that the property management fee shall not exceed an amount that would be charged by unaffiliated parties rendering similar services in the same geographic location and for comparable property.

          (e) Subject to Section 5.05(f), the Partnership will reimburse the General Partner or its Affiliates on a monthly basis for the actual out-of-pocket costs of direct telephone and travel expenses incurred by them on Partnership business, direct out-of-pocket fees, expenses and charges paid by them to third parties for rendering legal, auditing, accounting, bookkeeping, computer, printing and public relations services, expenses of preparing and distributing reports to Limited Partners and Unit Holders, an allocable portion of the salaries and fringe benefits of employees of the General Partner or its Affiliates, all costs associated with the evaluation of potential New Assets for acquisition by the Partnership, insurance premiums (including premiums for liability insurance which will cover the Partnership, the General Partner and its Affiliates), the cost of compliance with all state and federal regulatory requirements and stock exchange or NASDAQ listing fees and charges and other payments to third parties for services rendered to the Partnership. Any reimbursements pursuant to this provision shall not be in excess of the lower of actual costs or the amount the Partnership would be required to pay independent third parties for comparable services in the same geographic location.

          (f) The Partnership will not reimburse the General Partner or its Affiliates for any items of general overhead, including, but not limited to, rent, utilities or the use of computers, office equipment or other capital items owned by the General Partner or its Affiliates. The Partnership will not reimburse the General Partner for any salaries or fringe benefits of any officer of America First Companies L.L.C. regardless of whether such persons provide services to the Partnership.

          (g) The Accountants will verify on the basis of generally accepted auditing standards that any amounts reimbursed by the Partnership pursuant to Section 5.05(e) were incurred by the General Partner or its Affiliates in connection with the conduct of the business and affairs of the Partnership or the acquisition and management of its assets and were permissible reimbursements pursuant to Section 5.05(f).

     SECTION 5.06. DUTIES AND OBLIGATIONS OF THE GENERAL PARTNER.

          (a) The General Partner shall devote to the affairs of the Partnership such time as it deems necessary for the proper performance of its duties under this Agreement, but neither the General Partner, its members or managers, or any officer or manager of its members or managers, shall be expected to devote full time to the performance of such duties.

          (b) The General Partner shall take such action as may be necessary or appropriate for the continuation of the Partnership's valid existence under the laws of the State of Delaware and in order to qualify the Partnership under the laws of any jurisdiction in which the Partnership is doing business or in which such qualification is necessary or appropriate to protect the limited liability of the Limited Partners and Unit Holders or in order to continue in effect such qualification. The General Partner shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Partnership is qualified, such certificates, including limited partnership and fictitious name certificates, and other documents as are permitted or required by the applicable statutes, rules or regulations of any such jurisdiction.

          (c) The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership.

          (d) The General Partner shall have responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partner's possession or control. The General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership. The General Partner shall take all steps necessary to insure that the funds of the Partnership are not commingled with the funds of any other entity. The General Partner owes the same duty to the Unit Holders as the General Partner owes to the Limited Partners.

          (e) The General Partner shall take all such action as is necessary to monitor the activities and investments of the Partnership to determine if, at all times, the Partnership meets the requirements of Section 7704(c) of the Code and shall take all such action as is necessary to meet such requirements.

          (f) Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interest and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person, including the Limited Partners and the Unit Holders, or (ii) in its "good faith" or under another expressed standard, the General Partner shall act under such expressed standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

          (g) To the extent that, at law or in equity, a Partner, Unit Holder, liquidator, officer, employee, representative or agent of the Partnership, or any other Person (each, a

     "Covered Person" and collectively, the "Covered Persons") has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any other Partner, a Covered Person acting under this Agreement shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners and the Unit Holders to replace such other duties and liabilities of such Covered Person.

     SECTION 5.07. DELEGATION OF AUTHORITY. Subject to the provisions of this
Article V the General Partner may delegate all or any of its powers, rights and obligations under this Agreement and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve. Notwithstanding any such delegation, the General Partner shall remain liable for any acts or omissions by such Person under the standards of responsibility for the General Partner set forth herein.

     SECTION 5.08. OTHER ACTIVITIES. The General Partner and its Affiliates may engage in or possess interests in other business ventures of every kind and description for their own accounts, including, without limitation, serving as general partner of other partnerships which own, either directly or through interests in other partnerships, real estate similar in nature to the Properties. Neither the Partnership nor the Partners or Unit Holders shall have any rights by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful, improper or a breach of fiduciary duty.

     SECTION 5.09. LIMITATION ON LIABILITY OF THE GENERAL PARTNER AND INITIAL LIMITED PARTNER; INDEMNIFICATION. Neither the General Partner, the Initial Limited Partner nor their Affiliates (including the officers, managers and employees of any member of AFCSI) shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any of the Limited Partners or Unit Holders for any act or omission performed or omitted by such General Partner, Initial Limited Partner or Affiliate in good faith and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership, provided that such General Partner's, Initial Limited Partner's or Affiliate's conduct did not constitute Cause. The Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the General Partner, the Initial Limited Partner and their Affiliates (including the officers, managers and employees of any member of AFCSI) against and for any loss, liability or damage incurred by any of them or the Partnership by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership, including all judgments, costs and attorneys' fees (which costs and attorneys' fees may be paid as incurred) and any amounts expended in settlement of any claims of liability, loss or damage, provided that the indemnified Person's conduct did not constitute Cause. The satisfaction of any indemnification obligation shall be from and limited to Partnership assets, and no Limited Partner or Unit Holder shall have any personal liability on account thereof. The termination of any action, suit or proceeding, by judgment or settlement, shall not, of itself, create a presumption that the indemnified Person did not act in good faith and in a manner which is reasonably believed to be in or not opposed to the best interest of the Partnership. Any indemnification under this subsection, unless ordered by a court, shall be made by the Partnership only upon a determination by independent legal counsel in a written opinion that indemnification of the indemnified Person is proper in the circumstances because he has met the applicable standard of conduct set forth in this Agreement.

     SECTION 5.10. SPECIAL AMENDMENTS TO THE AGREEMENT.

          (a) Any provision to the contrary herein notwithstanding, the General Partner may, without the Consent of the Limited Partners or Unit Holders, amend Sections 4.03 and 4.04 of this Agreement on the advice of Counsel or the Accountants and upon Notice to the Limited Partners and Unit Holders mailed 10 days prior to the proposed effectiveness of such amendment (unless earlier effectiveness is required by law) to the extent necessary to ensure compliance with the Code and Regulations then in effect, provided that such amendments do not materially adversely affect the interests of the Limited Partners and Unit Holders in the sole determination of the General Partner.

          (b) New allocations made by the General Partner in reliance upon the advice of Counsel or the Accountants pursuant to Section 5.10(a) shall be deemed to be made pursuant to the obligations of the General Partner to the Partnership, the Limited Partners and the Unit Holders, and no such new allocation shall give rise to any claim or cause of action by any Limited Partner or Unit Holder.

          (c) The General Partner may take such action as it deems necessary or appropriate, including action with respect to the manner in which Units are being or may be transferred or traded, in order to preserve the status of the Partnership as a partnership rather than an association taxable as a corporation for federal income tax purposes or to insure that Unit Holders will be treated as limited partners for federal income tax purposes.

                                   ARTICLE VI

                           CHANGES IN GENERAL PARTNERS

     SECTION 6.01. WITHDRAWAL OF GENERAL PARTNER. The General Partner shall not be entitled to voluntarily withdraw from the Partnership or to sell, transfer or assign all or a portion of its Partnership Interest as General Partner unless a substitute General Partner has been admitted in accordance with the conditions of Section 6.02.

     SECTION 6.02. ADMISSION OF A SUCCESSOR OR ADDITIONAL GENERAL PARTNER. The General Partner may at any time designate additional Persons to be General Partners, whose Partnership Interest in the Partnership shall be such as shall be agreed upon by the General Partner and such additional General Partners, provided that the Partnership Interests of the Limited Partners and the Unit Holders shall not be reduced thereby. A Person shall be admitted as a General Partner of the Partnership only if each of the following conditions is satisfied:

          (a) The admission of such Person shall have been Consented to by a majority in interest of the Limited Partners (including the Initial Limited Partner voting on behalf of the Unit Holders) as a class;

          (b) such Person shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart hereof, and such documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner shall have been filed for recording, and all other actions required by law in connection with such admission shall have been performed;

          (c) if such Person is a corporation, it shall have provided the Partnership evidence satisfactory to Counsel of its authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

          (d) the Partnership shall have received an opinion of Counsel that the admission of such Person is in conformity with the Act and that none of the actions taken in connection with the admission of such Person is in violation of the Act.

     SECTION 6.03. REMOVAL OF A GENERAL PARTNER.

          (a) Subject to Section 10.02, a majority in interest of the Limited Partners (including the Initial Limited Partner voting on behalf of the Unit Holders) acting together as a class, without the Consent or other action by the General Partner to be removed, may remove any General Partner and, subject to the provisions of Sections 6.02 and 8.01(a), may elect a replacement therefor. After the Limited Partners vote to remove a General Partner pursuant to this Section 6.03, they shall provide the removed General Partner with Notice thereof, which Notice shall set forth the date upon which such removal is to become effective, which date shall be no earlier than the date upon which the General Partner receives such Notice.

          (b) If the General Partner is removed for Cause, the Limited Partners or any successor General Partner, if any, proposed by them shall have the option, but not the obligation, to acquire, upon payment of any agreed-upon value or the then fair market value therefor, the Partnership Interest of any General Partner so removed which has not been assigned to the successor General Partner pursuant to Section 6.04(b). If such Partnership Interest is acquired by the Limited Partners, it shall be converted to a Limited Partner Interest. If such Partnership Interest is not acquired by any successor General Partner or by the Limited Partners, it shall be converted to a limited partner interest as provided in Section 6.04(b). If the General Partner has been removed without Cause, the successor General Partner shall have the obligation to acquire the Partnership Interest of the General Partner so removed at the then fair market value of such Partnership Interest, unless (i) the Partnership elects to redeem the Partnership Interest of the removed General Partner at the then fair market value of such Partnership Interest, or (ii) the removed General Partner elects to have its Partnership Interest converted as provided in Section 6.04(b). The then fair market value of such Partnership Interest shall be determined by agreement of the removed General Partner and the Partnership or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association. The expense of arbitration shall be borne equally by the removed General Partner and the Partnership. The fair market value of the removed General Partner's Partnership Interest shall be the sum of (i) the present value of future Administrative Fees and Net Operating Income which would be paid to the General

     Partner if the removal had not occurred and (ii) the amount the removed General Partner would receive upon dissolution and winding up of the Partnership, assuming that such dissolution and winding up occurred on the date of the terminating event and the assets of the Partnership were sold for their then fair market value without any compulsion on the part of the Partnership to sell such assets. The method of payment to the removed General Partner may be in cash or a promissory note with a term of no more than five years with equal annual installments; provided that such note will become due and payable when the last Property held by the Partnership is sold. Such promissory note (i) will bear interest at the then current market interest rate available to the Partnership from an unrelated bank,
     (ii) may be prepaid at any time without penalty and (iii) will have not increased the priority of distributions to the removed General Partner in relation to distributions to the Limited Partners and Unit Holders made pursuant to Article IV hereof.

     SECTION 6.04. EFFECT OF INCAPACITY OF A GENERAL PARTNER.

          (a) In the event of the Incapacity of the General Partner, the business of the Partnership shall be continued by any other General Partner or General Partners, and such General Partner or General Partners are hereby authorized and shall continue the business of the Partnership without dissolution; provided, however, that if the Incapacitated General Partner is then the sole General Partner, the provisions of Section 8.01(a)(i) shall be applicable.

          (b) Upon the Incapacity of a General Partner, such General Partner shall immediately cease to be a General Partner. Except in the case of the removal of a General Partner without Cause, if at the time of such event the aggregate of the Partnership Interests of the successor or remaining General Partner(s) (including any Partnership Interest received by such successor or remaining General Partner(s) pursuant to Section 6.04(e)) is less than 1% of all Partnership Interests, there shall be then assigned and transferred, at the then present fair market value as provided in Section 6.03(b), on a pro rata basis, to the successor or remaining General Partner(s) such portion of the Partnership Interest of the Incapacitated General Partner as shall be necessary to increase the aggregate Partnership Interests of the successor or remaining General Partner(s) to 1% of all Partnership Interests. To the extent that the Partnership Interest of the Incapacitated General Partner is not so assigned and transferred or acquired or redeemed pursuant to Section 6.03(b), such General Partner's Partnership Interest shall be converted into a limited partner interest, with the same rights under Article IV accorded to a General Partner to share in Income, Loss, Net Operating Income, Net Sale Proceeds and Liquidation Proceeds, and such Incapacitated General Partner shall be admitted to the Partnership as a limited partner of the Partnership upon its execution of a counterpart of this Agreement. However, any Incapacitated General Partner which becomes a limited partner pursuant to this Section 6.04(b) shall not have the right to participate in the management of the affairs of the Partnership or to vote on any matter requiring the Consent of the Limited Partners (including with respect to a merger involving the Partnership and amendments to this Agreement) and shall not be entitled to any portion of the Income, Loss, Net Operating Income, Net Sale Proceeds or Liquidation Proceeds payable to the class comprised of Limited Partners and Unit Holders and, further, the aggregate distributions on the limited partner interest held by the General Partner hereunder shall not exceed the fair market value of the Partnership Interest converted, computed as set forth in Section 6.03(b). Any General Partner which becomes a limited partner pursuant to this Section 6.04 shall be entitled to the allocations and distributions such General Partner would have been entitled to as a General Partner under Article IV of this Agreement but only to the extent of the Partnership Interest held by such former General Partner. Nothing in this Section 6.04 shall affect any rights, including the rights to the payment of any fees under this Agreement, of the Incapacitated General Partner which matured or were earned prior to the Incapacity of such General Partner. Such Incapacitated General Partner shall remain liable for all obligations and liabilities incurred by it as General Partner before such Incapacity shall have become effective, but shall be free from any obligations or liability as General Partner incurred on account of the activities of the Partnership from and after the time such Incapacity shall have become effective.

          (c) If, at the time of Incapacity of the General Partner, the Incapacitated General Partner was not the sole General Partner of the Partnership, the remaining General Partner or Partners shall immediately
     (i) give Notice to the Limited Partners and Unit Holders of such Incapacity and (ii) prepare such amendments to this Agreement and execute and file for recording such amendments or documents or other instruments necessary to reflect the assignment, transfer, termination or conversion (as the case may be) of the Partnership Interest, of the Incapacitated General Partner.

          (d) All parties hereto hereby agree to take all actions and to execute all documents necessary or appropriate to effect the foregoing provisions of this Section 6.04.

          (e) Notwithstanding any other provision of Section 6.03 or 6.04, if AFCSI is removed as the General Partner for fraud, gross negligence or willful malfeasance, as determined by a final judgment of a court of competent jurisdiction, and which fraud, gross negligence or willful malfeasance is committed by the Person or Persons, if any, owning a majority of the equity interests in America First Companies L.L.C. or by employees of America First Companies L.L.C., then a portion of AFCSI's Partnership Interest which is proportionately equal to such Person's or Persons' interest in AFCSI (including any limited liability company interest held by such Person in AFCSI) shall be assigned and transferred, on a pro rata basis without any compensation therefor, to the successor or remaining General Partner.

                                  ARTICLE VII

            TRANSFERABILITY OF UNITS AND LIMITED PARTNERS' INTERESTS

     SECTION 7.01. FREE TRANSFERABILITY OF UNITS.

          (a) Units shall be issued in registered form only and shall be freely transferable (subject to compliance with federal or state securities law and Section 7.02 or 11.04 of this Agreement); provided, however, nothing in this Agreement shall impose any obligation on the General Partner, the Partnership or any transfer agent to restrict or place conditions on the transfer of Units.

          (b) Units may be transferred only on the books and records of the Partnership.

          (c) A Person shall be recognized as a Unit Holder for all purposes on the books and records of the Partnership as of the day on which the General Partner (or other transfer agent appointed by the General Partner) receives evidence of the transfer of a Unit to such Person which is satisfactory to the General Partner. All Unit Holder rights, including voting rights, rights to receive distributions and rights to receive reports, and all allocations in respect of Unit Holders, including allocations of Income and Loss, will vest in, and be allocable to, each Unit Holder as of the close of business on such day.

          (d) In order to record a transfer of a Unit on the Partnership's books and records, the General Partner may require such evidence of transfer or assignment and authority of the transferor or assignor, including signature guarantees, and such additional documentation as the General Partner may determine.

          (e) The General Partner is hereby authorized to do all things necessary in order to register the Units under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, pursuant to the rules and regulations of the Securities and Exchange Commission, to qualify the Units with state securities regulatory authorities or to perfect exemptions from qualification, to cause the Units to be listed on The NASDAQ Stock Market or a national stock exchange and to take any other actions necessary to allow the resale of Units by the Unit Holders.

     SECTION 7.02. RESTRICTIONS ON TRANSFERS OF INTERESTS OF LIMITED PARTNERS OTHER THAN THE INITIAL LIMITED PARTNER.

          (a) A Limited Partner (other than the Initial Limited Partner) may assign his Limited Partner Interests only by a duly executed written instrument of assignment, the terms of which are not in contravention of any of the provisions of this Agreement. Within 30 days after an assignment of Limited Partner Interests (other than by the Initial Limited Partner) which occurs without a transfer of record ownership of such Limited Partner Interests, the assignor shall give Notice of such assignment to the General Partner.

          (b) The provisions of this Section 7.02 and of Section 7.03 shall not apply to the transfer and assignment by the Initial Limited Partner of Limited Partner Interests to Unit Holders in accordance with Section 11.01(a).

     SECTION 7.03. ASSIGNEES OF LIMITED PARTNERS OTHER THAN THE INITIAL LIMITED PARTNER.

          (a) If a Limited Partner other than the Initial Limited Partner dies, his executor, administrator or trustee, or, if he is adjudicated incompetent, his committee, guardian or conservator, or, if he becomes Bankrupt, the trustee or receiver of his estate, shall have all the rights of a Limited Partner for the purpose of settling or managing his estate and such power as the deceased or incompetent Limited Partner possessed to assign all or any part of his Limited Partner Interests and to join with the assignee thereof in satisfying any conditions precedent to such assignee becoming a Limited Partner.

          (b) The Partnership need not recognize for any purpose any assignment of all or any fraction of the Limited Partner Interests of a Limited Partner other than the Initial Limited Partner unless there shall have been filed with the Partnership and recorded on the Partnership's books a duly executed and acknowledged counterpart of the instrument effecting such assignment, and unless such instrument evidences the written acceptance by the assignee of all of the terms and provisions of this Agreement, contains a representation that such assignment was made in accordance with all applicable laws and regulations (including any investor suitability requirements) and in all other respects is satisfactory in form and substance to the General Partner.

          (c) Any Limited Partner other than the Initial Limited Partner who shall assign all of his Limited Partner Interests shall not cease to be a Limited Partner unless and until a Limited Partner is admitted in his place.

          (d) An assignee of Limited Partner Interests (other than a Unit Holder) may become a Limited Partner only if each of the following conditions is satisfied:

               (i) the instrument of assignment sets forth the intentions of the assignor that the assignee succeed to the assignor's Limited Partner Interest in his place;

               (ii) the assignee shall have fulfilled the requirements of Sections 7.03(b) and 12.03(b);

               (iii) the assignee shall have paid all reasonable legal fees and filing costs incurred by the Partnership in connection with his substitution as a Limited Partner; and

               (iv) the assignee shall have received the Consent of the General Partner to his admission as a Limited Partner, which Consent the General Partner may withhold in its sole discretion.

          (e) This Agreement shall be amended as necessary to recognize the admission of any Limited Partners. Assignees of Limited Partner Interests (other than a Unit Holder) shall be recognized as such, to the extent set forth in Section 7.03(b) or 7.03(d), as of the day on which the Partnership has received the instrument of assignment and all of the other conditions to the assignment are satisfied.

          (f) An assignee of Limited Partner Interests (other than a Unit Holder) who does not become a Limited Partner and who desires to make a further assignment of his Limited Partner Interests shall be subject to all of the provisions of this Article VII to the same extent and in the same manner as a Limited Partner desiring to make an assignment of Limited Partner Interests.

     SECTION 7.04. JOINT OWNERSHIP OF INTERESTS. Subject to the other provisions of this Agreement, a Limited Partner Interest or Unit may be acquired by two or more Persons, who shall, at the time they acquire such Limited Partner Interest or Unit, indicate to the Partnership whether the Limited Partner Interest or Unit is being held by them as joint tenants with the right of survivorship, as tenants-in-common, as tenants by the entirety or as community property. In the absence of any such designation, joint owners shall be presumed to hold such Limited Partner Interest or Unit as tenants-in-common. The Consent of such joint Limited Partners or Unit Holders shall not require the action or vote of all owners of any such jointly held Limited Partner Interest or Unit.

                                  ARTICLE VIII

                 DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

     SECTION 8.01. EVENTS CAUSING DISSOLUTION.

          (a) The Partnership shall dissolve upon the happening of any of the following events:

               (i) the Incapacity of a General Partner or the occurrence of any other event that results in the General Partner ceasing to be a general partner of the Partnership under the Act, provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (i) if (A) at the time of the occurrence of such event there is at least one remaining General Partner who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, the remaining Partners (it being understood that, notwithstanding any other provision herein to the contrary, for purposes of this provision the Initial Limited Partner shall act solely in accordance with the direction of a majority in interest of the Unit Holders) agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership satisfying the standards set forth in Section 6.02;

               (ii) in the General Partner's sole discretion, after the repayment, sale or other disposition of all of the Properties and substantially all other assets, if any, held by the Partnership;

               (iii) the expiration of the term of the Partnership specified in
          Section 2.04;

               (iv) upon the determination by the General Partner to dissolve the Partnership;

               (v) upon the vote of a majority in interest of the Limited Partners (it being understood that the Initial Limited Partner shall act at the direction of the Unit Holders);

               (vi) at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; or

               (vii) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

          (b) Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the assets of the Partnership are distributed as provided in Section 8.02 and a certificate of cancellation of the Certificate is filed with the Delaware Secretary of State. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners shall continue to be governed by this Agreement.

          (c) The obligations imposed on the General Partner by Article IX of the Agreement will cease upon the termination of the Partnership.

     SECTION 8.02. LIQUIDATION.

          (a) Upon dissolution of the Partnership, the General Partner shall liquidate the assets of the Partnership and shall apply and distribute the proceeds thereof as contemplated by this Section 8.02 and Article IV and cause the cancellation of the Certificate in accordance with the Act. If there is no General Partner, a majority in interest of the Limited Partners (including the Initial Limited Partner voting on behalf of the Unit Holders) may elect a liquidator to liquidate the assets of the Partnership and perform the functions of the General Partner set forth in this Section 8.02.

          (b) After satisfaction of the expenses of the liquidation and of liabilities owing to creditors of the Partnership (including the repayment of any loans from the General Partner or its Affiliates, to the extent otherwise permitted by law), including the General Partner or liquidator setting aside as a reserve such amount as it deems reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Partnership which may be paid over by the General Partner or liquidator to a bank, to be held in escrow for the purpose of paying any such contingent, conditional or unmatured contractual liabilities or obligations, and, at the expiration of such period as the General Partner may deem advisable, the remaining assets and liabilities shall be distributed in the manner set forth in Section 4.02(b) among the Partners and Unit Holders.

          (c) Notwithstanding the foregoing, if the General Partner or liquidator shall determine that an immediate sale of part or all of the Partnership's assets would cause undue loss to the Partners or the Unit Holders, the General Partner or liquidator may, after giving Notice to the Limited Partners and Unit Holders, and to the extent not then prohibited by any applicable law of any jurisdiction in which the Partnership is then formed or qualified, defer liquidation and withhold from distribution for a reasonable time any assets of the Partnership, except those assets necessary to satisfy the Partnership's debts and obligations.

                                   ARTICLE IX

              BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS

     SECTION 9.01. BOOKS AND RECORDS. The Partnership shall maintain its books and records at its principal office. The Partnership's books and records shall be available during ordinary business hours for examination and copying there at the reasonable request, and at the expense, of any Partner or Unit Holder or his duly authorized representative, or copies of such books and records may be requested in writing by any Partner or Unit Holder or his duly authorized representative, in each case for any purpose reasonably related to such Partner's or Unit Holder's interest in the Partnership, provided that the reasonable costs of fulfilling such request, including copying expenses, shall be paid by the Partner or Unit Holder making such request. The Partnership's books and records shall include the following:

          (a) a current list of the full name, last known home or business address and Partnership Interest of each Partner and Unit Holder set forth in alphabetical order;

          (b) a copy of this Agreement and the Certificate, together with executed copies of any powers of attorney pursuant to which such Certificate, and any amendments thereto, have been executed;

          (c) copies of the Partnership's federal, state and local income tax returns and reports, if any, for the three most recent years;

          (d) copies of all financial statements of the Partnership for the three most recent years; and

          (e) all appraisals, if any, obtained with respect to the Properties (which appraisals shall be maintained for at least five years).

     SECTION 9.02. ACCOUNTING BASIS, FISCAL YEAR AND TAX ELECTIONS. The accounting method, taxable year and all tax elections of the Partnership shall initially be the same as those of Cap Source I prior to the Merger, but may be changed by the General Partner.

     SECTION 9.03. REPORTS.

          (a) Within 60 days after the end of each of the first three quarters of each fiscal year, the General Partner shall send to each Person who was a Limited Partner or a Unit Holder during such quarter a balance sheet and statements of income, changes in Partners' capital and cash flow of the Partnership (all prepared in accordance with generally accepted accounting principles but none of which need be audited) and a statement showing distributions of Net Operating Income and Net Sale Proceeds during such quarter, which need not be audited.

          (b) Within 75 days after the end of each taxable year, the General Partner shall send to each Person who was a Limited Partner or a Unit Holder at any time during the year then ended such tax information relating to the Partnership as shall be necessary for the preparation by such Limited Partner or Unit Holder of his federal income tax return and required state income and other tax returns.

          (c) Within 120 days after the end of each fiscal year, the General Partner shall send to each Person who was a Limited Partner or Unit Holder at any time during the year then ended a report including (i) the balance sheet of the Partnership as of the end of such year and statements of income, changes in Partners' capital and cash flow of the Partnership for such year, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by a report of the Accountants containing an opinion of the Accountants, (ii) a report of the activities of the Partnership during such year and (iii) a statement (which need not be audited) showing cash distributions per Limited Partner Interest and per Unit by investment date during such year in respect of such year, which statement shall identify distributions of (A) Net Operating Income and Net Sale Proceeds received by the Partnership during such year, (B) Net Operating Income and Net Sale Proceeds received during prior years which had been held in the Reserve and (C) cash placed in Reserves during such year. The Partnership's annual report will include a detailed statement of (1) the amount of the fees paid to the General Partner and its Affiliates pursuant to Sections 5.05(b), (c) and (d) hereof and (2) the amounts actually reimbursed to the General Partner and its Affiliates pursuant to Section 5.05(e) hereof. The Accountants will certify that the amounts actually reimbursed to the General Partner pursuant to
     Section 5.05(e) were costs incurred by the General Partner in connection with the conduct of the business and affairs of the Partnership or the acquisition and management of its assets and were permissible reimbursements under this Agreement. The methods of verification used by the Accountants will be in accordance with generally accepted auditing standards and include such tests of the accounting records and other auditing procedures which the Accountants consider appropriate.

     SECTION 9.04. DESIGNATION OF TAX MATTERS PARTNER. The General Partner is hereby authorized to designate itself or any other General Partner as Tax Matters Partner of the Partnership, as provided in Section 6231 of the Code and the Regulations promulgated thereunder. Each Partner, by execution of this Agreement, and each Unit Holder, by acceptance of his Units, consents to such designation of the General Partner as the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence the appointment of the General Partner as such.

     SECTION 9.05. EXPENSES OF TAX MATTERS PARTNER. The Partnership shall reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, and shall, to the fullest extent permitted by law, indemnify him for claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners and Unit Holders. The payment of all such expenses and indemnification shall be made before any distributions are made from Net Operating Income, Net Sale Proceeds or Liquidation Proceeds. Neither the General Partner, nor any Affiliate, nor any other Person shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner, and the provisions on limitations of liability of the General Partner and indemnification set forth in Section 5.09 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

                                   ARTICLE X

         MEETINGS AND VOTING RIGHTS OF LIMITED PARTNERS AND UNIT HOLDERS

     SECTION 10.01. MEETINGS.

          (a) The General Partner may call a meeting of the Limited Partners and Unit Holders for any purpose or call for a vote of the Limited Partners and Unit Holders without a meeting or otherwise solicit the consent of the Limited Partners and Unit Holders at any time and the General Partner shall call for such a meeting or vote without a meeting or solicit the consents of the Limited Partners and Unit Holders upon receipt of a written request for such a meeting, vote or solicitation signed by 10% or more in interest of the Limited Partners (it being understood that the Initial Limited Partner will act in accordance with the directions of the Unit Holders). Any such meeting shall be held not less than 15 days nor more than 60 days after the receipt of such request. Any such request shall state the purpose of the proposed meeting and the matters proposed to be acted upon at such meeting, and no matter may be acted upon at the meeting other than as set forth in such request or as otherwise permitted by the General Partner. Meetings shall be held at the principal office of the Partnership or at such other place as may be designated by the General Partner or, if the meeting is called upon the request of the Limited Partners (including the Initial Limited Partner acting on behalf of the Unit Holders), as designated by such Limited Partners (including the Initial Limited Partner acting on behalf of the Unit Holders).

          (b) Notice of any meeting to be held pursuant to Section 10.01(a) shall be given (in person or by certified mail) within 10 days of the receipt by the General Partner of the request for such meeting to each Limited Partner at his record address, or at such other address which he may have furnished in writing to the General Partner and to the Unit Holders at the address shown on the Partnership's books and records kept in accordance with Section 9.01. Such Notice shall state the place, date and hour of the meeting and shall indicate that the Notice is being issued at the direction of, or by, the Partner(s) calling the meeting. The Notice shall state the record date established in Section 10.01(c) and state the purpose of the meeting. If a meeting is adjourned to another time or place, and if an announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give Notice of the adjourned meeting. The presence in person or by proxy of a majority in interest of the Limited Partners (including the Initial Limited Partner acting for and at the direction of the Unit Holders) considered as a class shall constitute a quorum at all meetings of the Partners and Unit Holders; provided, however, that if no such quorum is present, holders of a majority in interest of the Limited Partners considered as a class (it being understood that the Initial Limited Partner shall be present at the direction of the Unit Holders and only to the extent of such direction) so present or so represented may adjourn the meeting from time to time without further Notice, until a quorum shall have been obtained. No Notice of the time, place or purpose of any meeting of Limited Partners and Unit Holders need be given

     (i) to any Limited Partner or Unit Holder who attends in person or is represented by proxy, except for a Partner attending a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened, or (ii) to any Limited Partner or Unit Holder entitled to such Notice who, in writing, executed and filed with the records of the meeting, either before or after the time thereof, waives such Notice.

          (c) For the purpose of determining the Limited Partners entitled to vote at any meeting of the Limited Partners and Unit Holders, and the Unit Holders entitled to receive Notice of and direct the voting of the Initial Limited Partner at any such meeting, or any adjournment thereof, or to act by written Consent without a meeting, the General Partner or the Limited Partners or the Unit Holders requesting such meeting or vote pursuant to
     Section 11.03(a) may fix, in advance, a date as the record date of any such determination of Limited Partners and Unit Holders. Such date shall not be more than 60 days nor less than 15 days before any such meeting or not more than 60 days prior to the initial solicitation of Consents from the Limited Partners and Unit Holders.

          (d) At each meeting of Limited Partners and Unit Holders, the Limited Partners and Unit Holders present or represented by proxy shall elect such officers and adopt such rules for the conduct of such meeting as they shall deem appropriate.

     SECTION 10.02. VOTING RIGHTS OF LIMITED PARTNERS AND UNIT HOLDERS.

          (a) A majority in interest of the Limited Partners (it being understood that the Initial Limited Partner shall act at the direction of the Unit Holders), without the concurrence of the General Partner, may: (i) amend this Agreement, provided that the concurrence of the General Partner shall be required for any amendment to this Agreement which modifies the compensation or distributions to which the General Partner is entitled or which affects the duties of the General Partner; (ii) elect to dissolve the Partnership, and (iii) remove any General Partner and elect a successor therefor, which successor shall become a General Partner only in accordance with Section 6.02. Amendments to this Agreement may be proposed at any time by a writing signed by 10% or more in interest of the Limited Partners (it being understood that the Initial Limited Partner will act in accordance with the direction of the Unit Holders).

          (b) A Limited Partner shall be entitled to cast one vote for each Limited Partner Interest which he owns, and a Unit Holder shall be entitled to direct the Initial Limited Partner to cast one vote for each Unit which he owns (it being understood that the Initial Limited Partner will act at the direction of the Unit Holders) at a meeting, in person, by written proxy or by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partner prior to the adjournment SINE DIE of such meeting. In the alternative, Unit Holders may Consent to actions without a meeting, by a signed writing identifying the action taken or proposed to be taken. Every proxy must be signed by the Limited Partner or Unit Holder or his attorney-in-fact. No proxy shall be valid after the expiration of 12 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner or the Unit Holder executing it by Notice to the Person to whom the proxy was given. Written Consents may be irrevocable if stated in a writing delivered to Unit Holders at the time at which their Consent is solicited. Only the votes or Consents of Limited Partners or Unit Holders of record on the record date established pursuant to Section 10.01(c), whether at a meeting or otherwise, shall be counted. The laws of the State of Delaware pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by the Limited Partners and Unit Holders, except to the extent such laws are inconsistent with this Agreement. The Unit Holders may give proxies only to the Initial Limited Partner. The Initial Limited Partner will vote in accordance with the directions of the Unit Holders so that each Unit will be voted separately.

          (c) Reference in this Agreement to a specified percentage in interest of the Limited Partners and Unit Holders means the Limited Partners and Unit Holders whose combined Capital Contributions (it being understood that the Unit Holders' Capital Contributions were made by the Initial Limited Partner) represent the specified percentage of the Capital Contributions of all Limited Partners and Unit Holders.

     SECTION 10.03. OTHER ACTIVITIES. The Limited Partners and Unit Holders may engage in or possess interests in other business ventures of every kind and description for their own accounts, including, without limitation, serving as general or limited partners of other partnerships which own, either directly or through interests in other partnerships or otherwise, commercial real estate similar to the Properties. Neither the Partnership nor any of the Partners or Unit Holders shall have any rights by virtue of this Agreement in or to such business ventures or to the income or profits derived therefrom.

                                   ARTICLE XI

             ASSIGNMENT OF LIMITED PARTNER INTERESTS TO UNIT HOLDERS
                           AND RIGHTS OF UNIT HOLDERS

     SECTION 11.01. ASSIGNMENT OF LIMITED PARTNER INTERESTS TO UNIT HOLDERS.

          (a) Except as otherwise provided herein, the Initial Limited Partner, by the execution of this Agreement, irrevocably assigns to the Persons who are Unit Holders of the Prior Partnerships as of the record date established therefor by the General Partner, all of the Initial Limited Partner's rights and interest in its Partnership Interest. The rights and interest so transferred and assigned shall include, without limitation, the following:

               (i) all rights to receive distributions of Net Operating Income pursuant to Section 4.01;

               (ii) all rights to receive Net Sale Proceeds and Liquidation Proceeds pursuant to Section 4.02;

               (iii) all rights in respect of allocations of Income and Loss pursuant to Section 4.03;

               (iv) all rights in respect of determinations of allocations and distributions pursuant to Section 4.04;

               (v) all rights to inspect records and to receive reports pursuant to Article IX;

               (vi) all rights to vote on Partnership matters pursuant to
          Article X; and

               (vii) all rights which Limited Partners have, or may have in the future, under this Agreement or under the Act, except as otherwise provided herein.

     All Persons becoming Unit Holders shall be bound by the terms and conditions of, and shall be entitled to all rights of, Limited Partners under this Agreement.

          (b) The Initial Limited Partner shall remain as Initial Limited Partner on the books and records of the Partnership notwithstanding the assignment of all of its Partnership Interest until such time as the Initial Limited Partner transfers its position as Initial Limited Partner to another Person with the Consent of the General Partner. Other than pursuant to Section 11.01(a), the Initial Limited Partner may not transfer or assign a Limited Partner Interest without the prior written Consent of the General Partner.

          (c) The General Partner, by the execution of this Agreement, irrevocably Consents to and acknowledges on behalf of itself and the Partnership that (i) the foregoing assignment pursuant to Section 11.01(a) by the Initial Limited Partner to the Unit Holders of the Initial Limited Partner's rights and interest in the Limited Partner Interests is valid and binding on the Partnership and the General Partner, and (ii) the Unit Holders are intended to be third-party beneficiaries of all rights and privileges of the Initial Limited Partner in respect of the Limited Partner Interests. The General Partner covenants and agrees that, in accordance with the foregoing transfer and assignment, all the Initial Limited Partner's rights and privileges in respect of the Limited Partner Interests assigned to the Unit Holders may be exercised by the Unit Holders, including, without limitation, those listed in Section 11.01(a).

     SECTION 11.02. RIGHTS OF UNIT HOLDERS.

          (a) Limited Partners (including the Initial Limited Partner but only with respect to its own Limited Partner Interests) and Unit Holders shall share pari passu on the basis of one Limited Partner Interest for one Unit, and shall be considered as a single class with respect to all rights to receive distributions of Net Operating Income, Net Sale Proceeds and Liquidation Proceeds, allocations of Income and Loss, and other determinations of allocations and distributions pursuant to this Agreement.

          (b) Limited Partners (including the Initial Limited Partner voting on behalf of the Unit Holders) shall vote on all matters in respect of which they are entitled to vote (either in person, by proxy or by written Consent), as a single class with each entitled to one vote.

          (c) A Unit Holder is entitled to the same duty from the General Partner as the General Partner owes to a Limited Partner and may sue the General Partner to enforce the same. A Unit Holder may bring a derivative action against any Person (including the General Partner) to enforce any right of the Partnership to recover a judgment to the same extent as a Limited Partner has such a right under the Act.

          (d) A Unit Holder is not a Limited Partner and has no right to be admitted to the Partnership as such. However, the Unit Holders will be deemed Partners in the Partnership for federal income tax purposes.

     SECTION 11.03. VOTING BY THE INITIAL LIMITED PARTNER ON BEHALF OF UNIT HOLDERS.

          (a) Subject to Section 8.01(a)(i), the Initial Limited Partner hereby agrees that, with respect to any matter on which a vote of the Limited Partners is taken, the Consent of the Limited Partners is required or any other action of the Limited Partners is required or permitted, it will not vote its Limited Partner Interest or grant such Consent or take such action (other than solely administrative actions as to which the Initial Limited Partner has no discretion) except for the sole benefit of, and in accordance with the written instructions of, the Unit Holders with respect to their Units. The Initial Limited Partner (or the Partnership on behalf of the Initial Limited Partner) will provide Notice to the Unit Holders containing information regarding any matters to be voted upon or as to which any Consent or other action is requested or proposed. The Partnership and the General Partner hereby agree to permit Unit Holders to attend any meetings of Partners and the Initial Limited Partner shall, upon the written request of Unit Holders owning Units which represent in the aggregate 10% or more of all of the outstanding Units, request the General Partner to call a meeting of Partners pursuant to Section 10.01 or to submit a matter to the Initial Limited Partner without a meeting pursuant to this Agreement. The General Partner shall give the Unit Holders Notice of any meeting to be held pursuant to Section 10.01(a) at the same time and manner as such Notice is required to be given to the Initial Limited Partner pursuant to Section 10.01(b).

          (b) The Initial Limited Partner will exercise its right to vote or Consent to any action under this Agreement in accordance with the written instructions of holders of Units outstanding as of the relevant record date. In addition, holders of a majority of the Units outstanding may instruct the Initial Limited Partner to take, and upon receipt of such instruction, the Initial Limited Partner shall take, the actions permitted by Section 10.02.

     SECTION 11.04. PRESERVATION OF TAX STATUS. With the Consent of each Unit Holder so affected, the General Partner may at any time cause such Unit Holder to become a Limited Partner and may take such other action with respect to the manner in which Units are being or may be transferred or traded as it may deem necessary or appropriate, in order to preserve the status of the Partnership as a partnership rather than an association or publicly traded partnership taxable as a corporation for federal income tax purposes or to insure that Unit Holders will be treated as limited partners for federal income tax purposes.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

     SECTION 12.01. APPOINTMENT OF THE GENERAL PARTNER AS ATTORNEY-IN-FACT.

          (a) Each Limited Partner by the execution of this Agreement irrevocably constitutes and appoints, with full power of substitution, the General Partner and each of its members, managers and officers as his true and lawful attorney-in-fact with full power and authority in his name, place and stead to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

               (i) the Certificate and amendments thereto, and all certificates and other instruments (including counterparts of this Agreement), and any amendments thereof, which any such Person deems appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the Limited Partners will have limited liability comparable to that provided by the Act on the date thereof) in a jurisdiction in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of any such Person, necessary to protect the limited liability of the Limited Partners and Unit Holders;

               (ii) any other instrument or document which may be required to be filed by the Partnership under federal law or under the laws of any state in which any such Person deems it advisable to file;

               (iii) all amendments to this Agreement adopted in accordance with the terms hereof and all instruments which any such Person deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement; and

               (iv) any instrument or document, including amendments to this Agreement, which may be required to effect the continuation of the Partnership, the admission of a Limited Partner or an additional or successor General Partner or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement) or to reflect any reductions in amount of Capital Accounts.

          (b) The appointment by each Limited Partner of each of such Persons as his attorney-in-fact is irrevocable and shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of such Persons to act as contemplated by this Agreement in any filing and other action by them on behalf of the Partnership, and such power shall survive the Incapacity of any Person hereby giving such power and the transfer or assignment of all or any part of the Limited Partner Interests of such Person; provided, however, that in the event of a transfer by a Limited Partner of all or any part of his Limited Partner Interests, the foregoing power of attorney shall survive such transfer only until such time as the transferee is admitted to the Partnership as a Limited Partner and all required documents and instruments are duly executed, filed and recorded to effect such substitution.

     SECTION 12.02. SIGNATURES. Each Limited Partner and any additional or successor General Partner shall become a signatory hereto by signing such number of counterpart signature pages to this Agreement and such other instrument or instruments in such manner and at such time as the General Partner shall determine. By so signing, each Limited Partner, successor General Partner or additional General Partner, as the case may be, shall be deemed to have adopted, and to have agreed to be bound by, all the provisions of this Agreement, as amended from time to time; provided, however, that no such counterpart shall be binding unless and until it has been accepted by the General Partner.

     SECTION 12.03. AMENDMENTS.

          (a) In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement or the Certificate from time to time by the General Partner, without the Consent of the Limited Partners or the Unit Holders, (i) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner in this Agreement; (ii) to cure any ambiguity or correct or supplement any provision in this Agreement which may be inconsistent with the manifest intent of this Agreement, if such amendment is not materially adverse to the interests of Limited Partners and Unit Holders in the sole judgment of the General Partner; (iii) to delete or add to any provision of this Agreement required to be deleted or added to based upon comments by the staff of the Securities and Exchange Commission or other federal agency or by a state securities commissioner; (iv) to delete, add or revise any provision of this Agreement that may be necessary or appropriate, in the General Partner's judgment, to insure that the Partnership will be treated as a partnership, and that each Unit Holder and each Limited Partner will be treated as a limited partner, for federal income tax purposes; (v) to reflect the withdrawal, removal or admission of Partners; (vi) to reflect a change in the name or address of the Partnership's registered agent or registered office in the State of Delaware; and (vii) change the allocations set forth in Section 4.03 hereof so that they comply with the requirements of Section 704 of the Code and the Regulations promulgated thereunder; provided, however, that no amendment shall be adopted pursuant to this Section 12.03(a) unless the adoption thereof (A) is consistent with
     Section 5.01 and is not prohibited by Section 5.04; (B) does not affect the distribution of Net Operating Income, Net Sales Proceeds or Liquidation Proceeds or the allocation of Income or Loss (except as provided in Section 5.10); (C) does not, in the sole judgment of the General Partner after consultation with Counsel, affect the limited liability of the Limited Partners or the Unit Holders or cause the Partnership to be characterized as an association or publicly traded partnership taxable as a corporation for federal income tax purposes; and (D) does not amend this Section 12.03(a).

          (b) If this Agreement shall be amended as a result of substituting a Limited Partner, the amendment to this Agreement shall be signed by the General Partner, the

     Person to be substituted and the assigning Limited Partner. If this Agreement shall be amended to reflect the designation of an additional General Partner, such amendment shall be signed by the other General Partners and by such additional General Partner. If this Agreement shall be amended to reflect the withdrawal of a General Partner when the business of the Partnership is being continued, such amendment shall be signed by the withdrawing General Partner and by the remaining or successor General Partner. In the event the withdrawing General Partner or the assigning Limited Partner does not sign such an amendment within 30 days following its withdrawal or substitution, the remaining or successor General Partners are hereby appointed by the withdrawing General Partner or the assigning Limited Partner as its attorney-in-fact for purposes of signing such amendment.

          (c) In making any amendments, there shall be prepared and filed by the General Partner for recording such documents and certificates as shall be required to be prepared and filed under the Act and in any other jurisdictions under the laws of which the Partnership is then qualified.

     SECTION 12.04. BINDING PROVISIONS. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and assigns of the respective parties hereto.

     SECTION 12.05. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

     SECTION 12.06. SEPARABILITY OF PROVISIONS. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

     SECTION 12.07. CAPTIONS. Article and Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

     SECTION 12.08. ENTIRE AGREEMENT. This Agreement, together with Schedule A hereto, sets forth all, and is intended by all parties to be an integration of all, of the promises, agreements and understandings among the parties hereto with respect to the Partnership, the Partnership business and the property of the Partnership, and there are no promises, agreements, or understandings, oral or written, express or implied, among them other than as set forth, incorporated or contemplated in this Agreement.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of December 31, 2000.


                                       GENERAL PARTNER:

                                       AMERICA FIRST CAPITAL SOURCE I L.L.C.


                                       By: /s/ Michael Thesing
                                          ------------------------------------
                                          Michael Thesing, Vice President


                                       INITIAL LIMITED PARTNER:

                                       H/T CORP


                                       By: /s/ Michael Thesing
                                          ------------------------------------
                                          Michael Thesing, Vice President

                                   SCHEDULE A

                              CAPITAL CONTRIBUTIONS

DESCRIPTION                                                      FAIR MARKET VALUE
General Partner(1)..............................................   $
Cap Source II(2)................................................   $30,872,167
Predecessor Limited Partners of Cap Source(2)...................   $47,569,968


--------------------
(1)  See Section 3.01 hereof
(2)  See Section 3.02 hereof